Filed Pursuant to Rule 433
Registration No. 333-158385
February 8, 2011
FREE WRITING PROSPECTUS
 (To Prospectus dated April 2, 2009 and
Prospectus Supplement dated April 9, 2009)

HSBC USA Inc.
Tiered Return Notes

} Notes linked to the performance of the Chinese Renminbi (Yuan) relative to the U.S. dollar.

} 1-year maturity

} 95% principal protection at maturity, subject to the credit risk of HSBC USA Inc.

} 200% enhanced exposure to any Currency Performance greater than 5.00%

The Tiered Return Notes (each a “Note” and collectively the “Notes") offered hereunder are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and include investment risks including possible loss of the Principal Amount invested due to the credit risk of HSBC USA Inc.

The Notes will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.  We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes.  HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker dealers or will offer the Notes directly to investors.  We may use this free writing prospectus in the initial sale of Notes.  In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page FWP-7 of this free writing prospectus and page S-3 of the accompanying prospectus supplement.

	Price to Public	Fees and Commissions[1]	Proceeds to Issuer
Per Note	$1,000
Total
1HSBC USA Inc. or one of our affiliates may pay varying discounts and commissions of between 0.50% and 0.75% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes, a portion of which may consist of a combination of selling concessions of up to 0.75% and referral fees of up to 0.75%.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this free writing prospectus.

HSBC USA Inc.

Tiered Return Notes
Linked to the Chinese Renminbi (Yuan)

This FWP relates to an offering of Notes by HSBC USA Inc. linked to the performance of the Chinese Renminbi (Yuan) relative to the U.S. dollar as indicated below.

Indicative Terms*
Principal Amount	$1,000 per Note
Term	1 year
Reference Currency	Chinese Renminbi (Yuan) (“CNY”)
Payment at Maturity per Note	At maturity, you will be entitled to receive a cash payment per $1,000 Principal Amount of Notes equal to the Minimum Payment Amount plus the Additional Amount, which may be zero.
Minimum Payment Amount	$950, equal to 95.00% of the Principal Amount of each $1,000 Note.
Additional Amount
If the Final Spot Rate of the Reference Currency is greater than the Trigger Level, you will receive a cash payment per $1,000 Principal Amount of Notes, equal to:  ($1,000 × Participation Rate × Currency Performance).
Therefore, in this case you will receive less than the Principal Amount at maturity.
If the Final Spot Rate of the Reference Currency is less than or equal to the Trigger Level, you will receive a cash payment per $1,000 Principal Amount of Notes, equal to: ($1,000 × Enhanced Participation Rate × Currency Performance).

Participation Rate	100%
Enhanced Participation Rate	200%
Currency Performance	The greater of: a) (Initial Spot Rate – Final Spot Rate) / Initial Spot Rate; and b) zero.
Trigger Level	95% of the Initial Spot Rate
Trade Date	February 23, 2011
Pricing Date	February 23, 2011
Settlement Date	February 28, 2011
Final Valuation Date	February 23, 2012†
Maturity Date	February 28, 2012†
CUSIP	4042K1DV2

* As more fully described beginning on page FWP-4.
†Subject to postponement as described in “Market Disruption Events.”

The Notes
The Notes are designed for investors who seek potentially enhanced exposure to the appreciation of the Chinese Renminbi (Yuan) relative to the U.S. Dollar and who believe that the Chinese Renminbi (Yuan) will be allowed to appreciate.

At maturity, if the Final Spot Rate is greater than the Trigger Level, you will receive the Minimum Payment Amount plus an Additional Amount equal to the Currency Performance but that will not be less than zero.   If the Final Spot Rate is less than or equal to the Trigger Level, you will receive the Minimum Payment Amount plus an Additional Amount  equal to 2x the Currency Performance.  If the Reference Currency depreciates or appreciates by less than 5.00% relative to the U.S. Dollar, you may lose up to 5.00% of your Principal Amount at maturity.

The offering period for the Notes is through February 23, 2011

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Payoff Example
The table to the right shows the hypothetical payout profile of an investment in the Notes reflecting the 200% (2x) Enhanced Participation Rate if the Final Spot Rate is less than or equal to the Trigger Level.

Historical Percentage Movement of the Currency Reference

The  graph below reflects the weekly percentage movement of the Currency Reference relative to the value of the U.S. Dollar on February 3, 2006 over the past five years.  The graph and the corresponding data are presented for illustrative purposes only.  The information in the graph above was obtained from Bloomberg Financial Markets, which may be different than the information provided on the relevant Reuters page.  Past performance is not indicative of future performance.  See “Historical Information” beginning on FWP-14 for the actual historical weekly exchange rates, as shown on Bloomberg Financial Markets, of the CNY from February 3, 2006 to February 3, 2011.

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HSBC USA Inc. Tiered Return Notes due February 28, 2012

The offering of Tiered Return Notes due February 28, 2012 will have the terms described in this free writing prospectus and the accompanying prospectus supplement and prospectus. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.  In reviewing the accompanying prospectus supplement, all references to “Reference Asset” therein shall refer to the Reference Currency (as defined below).

This free writing prospectus relates to a single offering of Notes. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the performance of the Reference Currency relative to the U.S. dollar as described below.  The following key terms relate to the offering of these Notes:

Issuer:	HSBC USA Inc.
Issuer Rating:	AA- (S&P), A1 (Moody’s), AA (Fitch)†
Principal Amount:	$1,000 per Note
Reference Currency:	Chinese Renminbi (Yuan) (“CNY”)
Fixing Source:	CNY SAEC at Reuters Page SAEC
Base Currency:	U.S. Dollar (“USD”)
Payment at Maturity:	At maturity, you will be entitled to receive a cash payment per $1,000 Principal Amount of Notes equal to the Minimum Payment Amount plus the Additional Amount, which may be zero.
Minimum Payment Amount:	$950, equal to 95.00% of the Principal Amount of each $1,000 Note.
Additional Amount:
If the Final Spot Rate of the Reference Currency is greater than the Trigger Level, you will receive a cash payment per $1,000 Principal Amount of Notes, equal to: ($1,000 × Participation Rate × Currency Performance).
Therefore, in this case you will receive less than the Principal Amount at maturity.
If the Final Spot Rate of the Reference Currency is less than or equal to the Trigger Level, you will receive a cash payment per $1,000 Principal Amount of Notes, equal to: ($1,000 × Enhanced Participation Rate × Currency Performance).

Participation Rate:	100%
Enhanced Participation Rate:	200%
Currency Performance:
The performance of the Reference Currency from the Initial Spot Rate to the Final Spot Rate, relative to the Initial Spot Rate, will equal the greater of:
a) (Initial Spot Rate – Final Spot Rate) / Initial Spot Rate; and
b)  zero.

Trigger Level	95% of the Initial Spot Rate
Spot Rate:
The Spot Rate, as determined by the Calculation Agent by reference to the Spot Rate definitions set forth in this free writing prospectus under “Spot Rate,” will be the U.S. Dollar/CNY spot rate at 9:15 a.m. Beijing time for the CNY, expressed as the amount of foreign currency per one U.S. Dollar, which appears on the relevant Reuters page or any successor page.  The Spot Rate is subject to the provisions set forth under “Market Disruption Events” in this free writing prospectus.

Initial Spot Rate:	The Spot Rate on the Pricing Date.
Final Spot Rate:	The Spot Rate on the Final Valuation Date.
Trade Date:	February 23, 2011
Pricing Date:	February 23, 2011

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Settlement Date:	February 28, 2011
Final Valuation Date:	February 25, 2012. The Final Valuation Date is subject to postponement in the event of a market disruption event as described in “Market Disruption Events.”
Maturity Date:
3 business days after the Final Valuation Date, which is expected to be February 28, 2012.  The Maturity Date is subject to  postponement in the event of a market disruption event as described in “Market Disruption Events.”

Calculation Agent:	HSBC USA Inc.
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
CUSIP / ISIN:	4042K1DV2 /
Form of Notes:	Book-Entry

† A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The Notes themselves have not been independently rated. Each rating should be evaluated independently of any other rating.

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GENERAL

This free writing prospectus relates to a single Note offering linked to the performance of the Reference Currency relative to the U.S. dollar. The purchaser of a Note will acquire a senior unsecured debt security linked to the performance of the Reference Currency relative to the U.S. dollar.  We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the Note offering relates only to the performance of the Reference Currency relative to the U.S. dollar identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the performance of the Reference Currency relative to the U.S. dollar or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated April 2, 2009 and the prospectus supplement dated April 9, 2009. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.  You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page FWP-7 of this free writing prospectus and “Risk Factors” on page S-3 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.  As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes.  You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance.  In the event of any material changes to the terms of the Notes, we will notify you.

TRUSTEE

Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the Notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

PAYING AGENT

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

CALCULATION AGENT

We or one of our affiliates will act as calculation agent with respect to the Notes.

SELECTED PURCHASE CONSIDERATIONS

Partial preservation of capital at maturity.

You will receive at least 95% of the Principal Amount of your Notes, subject to the credit risk of HSBC, if you hold the Notes to maturity, regardless of the performance of the Reference Currency. You should be willing to lose up to 5% of your initial investment. The Reference Currency will need to appreciate by 5.00% or more for you to receive more than your initial

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investment at maturity. Because the Notes are our senior unsecured debt obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Currency. These risks are explained in more detail in the “Risk Factors” section of the accompanying prospectus supplement.  You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus and prospectus supplement.

Your investment in the Notes may result in a loss.

The Notes do not guarantee the full return of your investment. The return on the Notes at maturity is linked to the performance of the Reference Currency relative to the U.S. Dollar and will depend on the value of the Currency Performance. Because the Minimum Payment Amount of $950.00 is less than the Principal Amount per Note, you will receive less than your initial investment at maturity if the Currency Performance is less than 5.00%.  Because the Notes are only 95% principal protected (subject to HSBC credit risk), you will receive less than your initial investment at maturity if the Currency Performance is less than 5.00%.

You may receive a negative return on the Notes even in the Currency Performance is positive.

The Additional Amount will be added to the Minimum Payment Amount of $950.00 in determining the Payment at Maturity per $1,000 Principal Amount of Notes. The Additional Amount is equal to $0.00 if the Currency Performance is zero. Therefore, even if the Currency Performance is positive, you will lose some of your initial investment in the Notes if the Currency Performance is less than 5.00%.

The Notes do not pay interest.

You will not receive periodic or other interest payments on the Notes during the term of the Notes.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

Investing in the Notes is not equivalent to investing directly in the Reference Currency.

You may receive a lower Payment at Maturity than you would have received if you had invested directly in the Reference Currency. In addition, your return is based on the Currency Performance, which is in turn based upon the formula set forth above. The Currency Performance is dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.  As such, the Currency Performance may be materially different from the return on a direct investment in the Reference Currency.

Certain built-in costs are likely to adversely affect the value of the Notes prior to maturity.

While the Payment at Maturity described in this free writing prospectus is based on the full Principal Amount of your Notes, the original issue price of the Notes includes the placement agent’s commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be

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willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale of Notes by you prior to the maturity date could result in a substantial loss to you.

The Notes are not designed to be short-term trading instruments.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Notes to maturity.

Currency markets may be volatile.

Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the Reference Currency and the value of your Notes in varying ways, and different factors may cause the Reference Currency and the volatility of its price to move in inconsistent directions at inconsistent rates.

Legal and regulatory risks.

Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Reference Currency and, consequently, the value of the Notes.

The Notes are subject to emerging markets’ political and economic risks.

The Reference Currency is the currency of an emerging market country. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, emerging markets have undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing-market nation. Political or economic instability is likely to have an adverse effect on the performance of the Reference Currency, and, consequently, the return on the Notes.

The exchange rate of the Chinese Renminbi (Yuan) is currently managed by the Chinese government.

The U.S. Dollar/Chinese Renminbi (Yuan) exchange rate is managed by the Chinese government to float within a narrow band with reference to a basket of currencies and is based on a daily poll of onshore market dealers and other undisclosed factors.  The People’s Bank of China, the monetary authority in China, may also use a variety of techniques, such as imposition of regulatory controls or taxes, to affect the U.S. Dollar/Chinese Renminbi (Yuan) exchange rate.  The People’s Bank has stated that it will make adjustments of the Chinese Renminbi (Yuan) exchange rate band when necessary according to market developments as well as the economic and financial situation.  In the future, the Chinese government may also issue a new currency to replace its existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of the Chinese Renminbi (Yuan) in ways that may be adverse to your interests.

The Chinese government continues to manage the valuation of the Chinese Renminbi (Yuan), and, as currently managed, its price movements may not contribute significantly to either an increase or decrease in the Spot Rate. If the exchange rate of the Chinese Renminbi (Yuan) remains static, it will limit your potential return on the Notes.  However, changes in the Chinese government’s management of the Chinese Renminbi (Yuan) could result in a more significant movement in the U.S. Dollar/Chinese Renminbi (Yuan) exchange rate. A decrease in the value of the Chinese Renminbi (Yuan), whether as a result of a change in the government’s management of the currency or for other reasons, could result in a change in the Spot Rate.

If the liquidity of the Reference Currency is limited, the value of the Notes would likely be impaired.

Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the Final Spot Rate for the Reference Currency, and therefore, on the return on your Notes. Limited liquidity relating to the Reference Currency may also

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result in HSBC USA Inc., as Calculation Agent, being unable to determine the Currency Performance, and therefore the return using its normal means. The resulting discretion by the Calculation Agent in determining the return could, in turn, result in potential conflicts of interest.

Potential conflicts.

We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the Reference Currency and the value of the Notes.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market but is not required to do so and may cease making such offers at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

We have no control over exchange rates.

Foreign exchange rates can either float or be fixed by sovereign governments. Exchange rates of the currencies used by most economically developed nations are permitted to fluctuate in value relative to the U.S. Dollar and to each other. However, from time to time governments may use a variety of techniques, such as intervention by a central bank, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders. As a consequence, these government actions could adversely affect an investment in a Note that is linked to an exchange rate.

Potentially inconsistent research, opinions, or recommendations by HSBC.

We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Notes. We, our affiliates and agents may publish research or other opinions that are inconsistent with the investment view implicit in the Notes. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the Reference Currency to which the Notes are linked.

Economic and market factors will impact the value of the Notes.

We expect that, generally, the exchange rate for the Reference Currency on any day will affect the value of the Notes more than any other single factor. However, you should not expect the value of the Notes in the secondary market to vary in proportion to the appreciation or depreciation of the Reference Currency relative to the U.S. Dollar. The value of the Notes will be affected by a number of other factors that may either offset or magnify each other, including:

•      the expected volatility of the Reference Currency and the U.S. Dollar;

•      the time to maturity of the Notes;

•      the volatility of the exchange rate of the Reference Currency and the U.S. Dollar;

•      interest and yield rates in the market generally and in the market of the Reference Currency and the U.S. Dollar;

•      a variety of economic, financial, political, regulatory or judicial events;

•      supply and demand for the Notes; and

•      our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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Historical performance of the Reference Currency should not be taken as an indication of the future performance of the Reference Currency during the term of the Notes.

It is impossible to predict whether the Spot Rate for the Reference Currency will rise or fall. The Reference Currency will be influenced by complex and interrelated political, economic, financial and other factors.

Market disruptions may adversely affect your return.

The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the return in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the Notes. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the Calculation Agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Notes or prevents the Calculation Agent from determining the return or Payment at Maturity in the ordinary manner, the Calculation Agent will determine the return or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your Notes. For example, if the source for an exchange rate is not available on the Final Valuation Date, the Calculation Agent may determine the exchange rate for such date, and such determination may adversely affect the return on your Notes.

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WHAT IS THE PAYMENT AT MATURITY ON THE NOTES ASSUMING A RANGE OF PERFORMANCES FOR THE REFERENCE CURRENCY?

The table below illustrates the Payment at Maturity for a $1,000 Principal Amount of Notes for a hypothetical range of performances of the Reference Currency. The table below reflects an Enhanced Participation Rate of 200% if the Currency Performance is 5.00% or greater. The following results are based solely on the hypothetical example cited. You should consider carefully whether the Notes are suitable to your investment goals.

Hypothetical Change in Spot Rate	Hypothetical Additional Amount	Hypothetical Payment at Maturity	Hypothetical Total Return
80.00%	$1,600.00	$2,550.00	155.00%
70.00%	$1,400.00	$2,350.00	135.00%
60.00%	$1,200.00	$2,150.00	115.00%
50.00%	$1,000.00	$1,950.00	95.00%
40.00%	$800.00	$1,750.00	75.00%
30.00%	$600.00	$1,550.00	55.00%
20.00%	$400.00	$1,350.00	35.00%
10.00%	$200.00	$1,150.00	15.00%
5.00%	$100.00	$1,050.00	5.00%
2.00%	$20.00	$970.00	-3.00%
1.00%	$10.00	$960.00	-4.00%
0.00%	$0.00	$950.00	-5.00%
-1.00%	$0.00	$950.00	-5.00%
-5.00%	$0.00	$950.00	-5.00%
-10.00%	$0.00	$950.00	-5.00%
-20.00%	$0.00	$950.00	-5.00%
-30.00%	$0.00	$950.00	-5.00%
-40.00%	$0.00	$950.00	-5.00%
-50.00%	$0.00	$950.00	-5.00%
-60.00%	$0.00	$950.00	-5.00%
-70.00%	$0.00	$950.00	-5.00%
-80.00%	$0.00	$950.00	-5.00%

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HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The Reference Currency appreciates relative to the U.S. dollar and the Currency Performance equals 10%.

Because the Final Spot Rate of the Reference Currency is less than the Trigger Level, the Enhanced Participation Rate applies and the Additional Amount is equal to $200.00 per $1,000 Principal Amount of Notes, calculated as follows:

($1,000 × 200% × 10%) = $200.00

Therefore, the Payment at Maturity per $1,000 Principal Amount of Notes is equal to $1,150.00 per $1,000 Principal Amount of Notes, calculated as follows:

$950.00 + $200.00 = $1,150.00

Example 2: The Reference Currency appreciates relative to the U.S. dollar and the Currency Performance equals 1%.

Because the Final Spot Rate of the Reference Currency is greater than the Trigger Level, the Participation Rate applies and the Additional Amount is equal to $10.00 per $1,000 Principal Amount of Notes, calculated as follows:

($1,000 × 100% × 1%) = $10.00

Therefore, the Payment at Maturity per $1,000 Principal Amount of Notes is equal to $960.00 per $1,000 Principal Amount of Notes, calculated as follows:

$950.00 + $10.00 = $960.00

Example 3: The Reference Currency depreciates relative to the U.S. dollar.

Because the Final Spot Rate of the Reference Currency is greater than the Trigger Level and the Currency Performance is zero, the Additional Amount is equal to $0.00 per $1,000 Principal Amount of Notes, calculated as follows:

($1,000 × 100% × 0%) = $0.00

Therefore, the Payment at Maturity per $1,000 Principal Amount of Notes is equal to $950.00 per $1,000 Principal Amount of Notes, calculated as follows:

$950.00 + $0.00 = $950.00

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USE OF PROCEEDS AND HEDGING

Part of the net proceeds we receive from the sale of the Notes will be used in connection with hedging our obligations under the Notes through one or more of our affiliates. The hedging or trading activities of our affiliates on or prior to the Trade Date and during the term of the Notes (including on the Final Valuation Date) could adversely affect the amount you may receive on the Notes at maturity.

SPOT RATE

The Spot Rate for the Chinese Renminbi (Yuan) on each date of calculation will be the U.S. Dollar/Chinese Renminbi (Yuan) official fixing rate, expressed as the amount of Chinese Renminbi (Yuan) per one U.S. Dollar, for settlement in two business days, as reported by the People’s Bank of China, Beijing, People’s Republic of China, which appears on Reuters Screen SAEC Page opposite the symbol “USDCNY=” or any successor page, at approximately 9:15 a.m., Beijing time, on such date of calculation. Four decimal figures shall be used for the determination of such USDCNY exchange rate.

If the Spot Rate is unavailable (including being published in error, as determined by the Calculation Agent in its sole discretion), the Spot Rate for the Reference Currency shall be selected by the Calculation Agent in good faith and in a commercially reasonable manner or the Final Valuation Date may be postponed by the Calculation Agent as described below in “Market Disruption Events.”

MARKET DISRUPTION EVENTS

The Calculation Agent may, in its sole discretion, determine that an event has occurred that prevents it from valuing the Reference Currency or the Payment at Maturity in the manner initially provided for herein. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of the Reference Currency. If the Calculation Agent, in its sole discretion, determines that any of these events prevents us or our affiliates from properly hedging our obligations under the Notes or prevents the Calculation Agent from determining such value or amount in the ordinary manner on such date, the Calculation Agent may determine such value or amount in good faith and in a commercially reasonable manner on such date or, in the discretion of the Calculation Agent, the Final Valuation Date, and Maturity Date may be postponed for up to five scheduled trading days, each of which may adversely affect the return on your Notes. If the Final Valuation Date has been postponed for five consecutive scheduled trading days, then that fifth scheduled trading day will be the Final Valuation Date and the Calculation Agent will determine the level of such Reference Currency using the formula for and method of determining such level which applied just prior to the market disruption event (or in good faith and in a commercially reasonable manner) on such date.

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated Payment at Maturity due and payable in the same general manner as described in “Key Terms” in this free writing prospectus.  In that case, the business day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated return (including the Final Spot Rate).  The accelerated Maturity Date will be the third business day following the accelerated Final Valuation Date (including each Final Spot Rate).

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes.  For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the accompanying prospectus.

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HISTORICAL INFORMATION

The following graph below shows the historical weekly performance of the Reference Currency expressed in terms of the conventional market quotation, as shown on Bloomberg Financial Markets, for the Reference Currency (the amount of the Reference Currency that can be exchanged for one U.S. Dollar, which we refer to in this term sheet as the exchange rate) from February 3, 2006 through February 3, 2011. The exchange rate of the Chinese Renminbi (Yuan), relative to the U.S. Dollar on February 3, 2011, was 6.585.

The exchange rate displayed in the graph below are for illustrative purposes only and do not form part of the calculation of the Currency Performance. The Currency Performance increases when the Reference Currency appreciates in value against the U.S. Dollar.

The closing exchange rate and the historical daily Reference Currency performance data in the graph below was the rate reported by Bloomberg Financial Markets and may not be indicative of the Reference Currency performance using the Spot Rates of the Reference Currency that would be derived from the applicable Reuters page.

Chinese Renminbi (Yuan)

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SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes.  Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC for distribution to other registered broker dealers or will offer the Notes directly to investors.  HSBC Securities (USA) Inc. proposes to offer the Notes at the offering price set forth on the cover page of this free writing prospectus and will receive underwriting discounts and commissions of between 0.50% and 0.75%, or between $5.00 and $7.50, per $1,000 Principal Amount of Notes.  HSBC Securities (USA) Inc. may allow selling concession on sales of such Notes by other brokers or dealers of up to 0.75%, or $7.50,  and may pay referral fees to other broker-dealers of up to 0.75%, or $7.50, per $1,000 Principal Amount of Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.  All references to NASD Rule 2720 in the prospectus supplement shall be to FINRA Rule 5121.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith. Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin LLP.  Capitalized terms used and not defined herein have the meanings ascribed to them in the accompanying prospectus supplement.

Characterization of the Notes. There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for U.S. federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. However, although the matter is not free from doubt, under current law, each Note should be treated as a debt instrument for U.S. federal income tax purposes. We currently intend to treat each Note as a debt instrument for U.S. federal income tax purposes.  Prospective investors in the Notes should be aware, however, that the Internal Revenue Service (“IRS”) is not bound by our characterization of the Notes as indebtedness, and the IRS could possibly take a different position as to the proper characterization of the Notes for U.S. federal income tax purposes. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the tax consequences of investing in the Notes. The following summary assumes that the Notes will be treated as debt instruments for U.S. federal income tax purposes.

General. Since the amount payable on the Maturity Date with respect to a Note will be determined by reference to the value of the Reference Currency, the Notes generally should be subject to the rules set forth in Section 988 of the Internal Revenue Code of 1986, as amended (the “Code”) regarding foreign currency gain or loss (the “Foreign Currency Rules”). However, the Foreign Currency Rules do not set forth specific rules for determining the appropriate character, timing and amount of income, gain or loss that must be recognized by a taxpayer from holding a short-term debt instrument that provides for one or more foreign currency-related contingent payments, similar to the Notes. In the absence of any specific provision in the Foreign Currency Rules which would currently apply to the Notes, the U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes generally should be governed by a combination of both the general principles contained in the Foreign Currency Rules and general principles of U.S. federal income tax law. Nevertheless, the proper U.S. federal income tax treatment of the Notes is uncertain and prospective investors in the Notes are urged to consult their own tax advisors regarding the proper U.S. federal income tax treatment of an investment in the Notes.

Cash Method U.S. Holders. The amount payable on the Maturity Date with respect to a Note in excess of the issue price thereof, if any, generally should be includible in income by a U.S. Holder who uses the cash method of tax accounting as ordinary interest on the date the amount payable on the Maturity Date is received. Upon the sale, exchange or other disposition of a securitiy (including upon retirement at maturity), a U.S. Holder who uses the cash method of tax accounting generally should be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the sale, exchange or other disposition (including upon retirement at maturity) and such U.S. Holder’s tax

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basis in the Note. Such a U.S. Holder’s tax basis in a Note generally should equal such U.S. Holder’s initial investment in the Note. Any portion of such gain or loss that is attributable to changes in the value of the Reference Currency should constitute exchange gain or loss which will be characterized as ordinary income or loss. Any such gain or loss in excess of the portion of such gain or loss that constitutes exchange gain or loss (as described above) generally should be treated as short-term capital gain or loss. Notwithstanding the foregoing, all or a portion of any such gain should be treated as ordinary income to the extent of the amount of original issue discount (as described below under “Accrual Method U.S. Holders”) that has accrued on a straight-line basis, or upon election under a constant yield method (based on daily compounding), through the date of disposition. Despite the foregoing, since the amount payable on the Maturity Date with respect to the Note will be calculated by reference to the value of the Reference Currency, it is possible that the IRS could assert that all or any portion of the income, gain or loss recognized by a U.S. Holder with respect to the Notes should be treated as exchange gain or loss, which would be characterized as ordinary income or loss.

Accrual Method U.S. Holders. U.S. Holders who use the accrual method of tax accounting, and certain other holders including banks and dealers in Notes, should be required to accrue original issue discount on a Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding). Such original issue discount should accrue based upon an estimated yield for the Note. Upon maturity of a Note, to the extent that the actual yield on the Note differs from this estimated yield, such difference should be treated as additional original issue discount or as an offset to previously accrued original issue discount. Upon the sale, exchange or other disposition (including upon retirement at maturity) of a Note, a U.S. Holder who uses the accrual method of tax accounting generally should recognize gain or loss (or, in some cases, possibly an offset to previously accrued original issue discount) in an amount equal to the difference between the amount realized on the sale, exchange or other disposition (including upon retirement at maturity) and such U.S. Holder’s adjusted tax basis in the Note. Such a U.S. Holder’s adjusted tax basis generally should equal such U.S. Holder’s initial investment in a Note increased by any original issue discount previously included in income by the U.S. Holder. Any portion of such gain or loss that is attributable to changes in the value of the Reference Currency should constitute exchange gain or loss which will be characterized as ordinary income or loss. Any such gain or loss in excess of the portion of such gain or loss that constitutes exchange gain or loss (as described above) generally should be treated as short-term capital gain or loss. Despite the foregoing, since the amount payable on the Maturity Date with respect to the Notes will be calculated by reference to the value of the Reference Currency, it is possible that the IRS could assert that all or any portion of the income, gain or loss recognized by a U.S. Holder with respect to the Notes should be treated as exchange gain or loss, which would be characterized as ordinary income or loss. Due to the uncertainty regarding the proper U.S. federal income tax treatment of the Notes, prospective investors in the Notes are urged to consult their own tax advisors concerning the U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes.

Tax Return Disclosure Regulations. Pursuant to certain Treasury regulations (the “Disclosure Regulations”), any taxpayer that has participated in a “reportable transaction” and who is required to file a U.S. federal income tax return must generally attach a disclosure statement disclosing such taxpayer’s participation in the reportable transaction to the taxpayer’s tax return for each taxable year for which the taxpayer participates in the reportable transaction. The Disclosure Regulations provide that, in addition to certain other transactions, a “loss transaction” constitutes a “reportable transaction.” A “loss transaction” is any transaction resulting in the taxpayer claiming a loss under Section 165 of the Code in an amount equal to or in excess of certain threshold amounts. The Disclosure Regulations specifically provide that a loss resulting from a “Section 988 transaction,” such as a loss realized with respect to the Notes, will constitute a Section 165 loss. In the case of individuals or trusts, whether or not the loss flows through from an S corporation or partnership, if the loss arises with respect to a Section 988 transaction (as defined in Section 988(c)(1) of the Code relating to foreign currency transactions), the applicable loss threshold amount is $50,000 in any single taxable year. Higher loss threshold amounts apply depending upon the taxpayer’s status as a corporation, partnership, or S corporation, as well as certain other factors. It is important to note, however, that the Disclosure Regulations provide that the fact that a transaction is a reportable transaction shall not affect the legal determination of whether the taxpayer’s treatment of the transaction is proper.

As previously mentioned, since the amount payable on the Maturity Date with respect to the Notes will be determined by reference to the value of the Reference Currency, the Notes generally should be subject to the Foreign Currency Rules and the acquisition of a Note should constitute a Section 988 transaction. Based upon the foregoing, in the absence of future administrative pronouncements to the contrary, a U.S. Holder of the Notes that recognizes an exchange loss with respect to the Notes that equals or exceeds the loss threshold amount applicable to such U.S. Holder may be required to file a disclosure statement (i.e., IRS Form 8886 or substitute form) as an attachment to the U.S. Holder’s tax return for the first taxable year in

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which the loss threshold amount is reached and to any subsequent tax return that reflects any amount of such Section 165 loss from the Notes. Persons considering the purchase of Notes should consult their own tax advisors concerning the application of the rules contained in the Disclosure Regulations with respect to an investment in Notes and to determine their own tax return disclosure obligations, if any, with respect to an investment in the Notes, including any requirement to file IRS Form 8886 as well as any penalties which may be imposed as a result of a failure to comply with the Disclosure Regulations.

Prospective purchasers of the Notes should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Notes. See the discussion under the section entitled “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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TABLE OF CONTENTS
You should only rely on the information contained in this free writing prospectus, any accompanying prospectus supplement and prospectus.  We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, any accompanying prospectus supplement and prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  This free writing prospectus, any accompanying prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.  You should not, under any circumstances, assume that the information in this free writing prospectus, any accompanying prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$   Tiered Return Notes due February 28, 2013

February 8, 2011

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-6
Trustee	FWP-6
Selected Purchase Considerations	FWP-6
Paying Agent	FWP-6
Calculation Agent	FWP-6
Selected Risk Considerations	FWP-7
What is the Payment at Maturity on the Notes Assuming a Range of Performances for the Reference Currency?	FWP-11
Hypothetical Examples of Amounts Payable at Maturity	FWP-12
Use of Proceeds and Hedging	FWP-13
Spot Rates	FWP-13
Market Disruption Events	FWP-13
Events of Default and Acceleration	FWP-13
Historical Information	FWP-14
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-15
Certain U.S. Ferderal Income Tax Considerations	FWP-15

Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-16
Description of Notes	S-16
Sponsors or Issuers and Reference Asset	S-37
Use of Proceeds and Hedging	S-37
Certain ERISA	S-38
Certain U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution	S-52

Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59

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